Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

Original Issue Date: January 26, 2024	$2,250,000

CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE (the “Note”) is issued by NightHawk Biosciences, Inc., a Delaware corporation (the “Company”).

FOR VALUE RECEIVED, the Company promises to pay to Elusys Holdings Inc. or its registered assigns (the “Holder”), the principal amount of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (“Principal Amount”) together with simple interest on the outstanding Principal Amount at a rate of 1% per annum until paid in full or converted.  Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. Unless earlier converted into Common Stock as provided in this Note, all payments of interest and principal under the Note shall be in lawful money of the United States of America. This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, or (f) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” shall mean the common stock, par value $0.0002 per share, of the Company.

“Company Stockholder Meeting” shall mean the meeting at which holders of the Company’s Common Stock vote on whether to approve the Conversion.

“Conversion” shall have the meaning ascribed to such term in Section 2.

“Conversion Date” means the date specified in the Conversion Notice as the effective date of the Conversion and if no date is specified then the Conversion Date shall be the date the Conversion Notice is deemed delivered pursuant to Section 6(b); provided, however that the Conversion Date shall not be prior to the date on which Stockholder Approval is received and deemed effective under Delaware General Corporation Law.

“Conversion Notice” shall have the meaning set forth in Section 2(c).

“Conversion Price” shall have the meaning set forth in Section 2(b).

“Conversion Price Adjustment” shall have the meaning set forth in Section 2(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of Principal Amount of this Note and all accrued and unpaid interest thereon in accordance with the terms hereof.

“Event of Default” shall have the meaning set forth in Section 5(a).

“Financing Period” shall have the meaning set forth in Section 2(b).

“Maturity Date” shall have the meaning set forth in Section 3.

“Original Issue Date” means the date of the first issuance of the Note, regardless of any transfers of the Note and regardless of the number of instruments which may be issued to evidence such Note.

“Outstanding Balance” shall mean the Principal Amount of this Note and any accrued and unpaid interest as of the applicable date.

“Principal Amount” means Two Million, Two Hundred Fifty Thousand Dollars ($2,250,000).

“Purchase Agreement” means the Asset and Equity Purchase Agreement, dated as of December 11, 2023 between the Company and the Holder, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the NYSE American, LLC (or any successor entity) from the stockholders of the Company with respect to conversion of all outstanding amounts owed under this Note and the issuance of all of the Conversion Shares upon conversion thereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, LLC, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTCQB Venture Market (“OTCQB”) or the OTCQX Best Market (“OTCQX”) is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (“Pink Market”) operated by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Section 2. Conversion.

(a)Conversion upon Shareholder Approval.  If prior to the Maturity Date, Shareholder Approval is obtained, the Outstanding Balance on the Conversion Date shall, upon the election of the Holder, at any time after Shareholder Approval is obtained, convert in whole or in part, without any further action of the Holder into a number of fully paid and nonassessable shares of Common Stock as shall equal the quotient obtained by dividing (i) the Outstanding Balance by (ii) the Conversion Price in effect at the time of such conversion. Notwithstanding anything in this Note to the contrary, this Note may not be converted into shares of Common Stock unless Shareholder Approval is obtained.

(b)Conversion Price. The “Conversion Price” means 110% of the VWAP for the seven (7) Trading Days prior to the date of the Purchase Agreement; provided, however, that if the Company consummates a public financing involving an issuance of the Company’s Common Stock (which shall exclude any at-the-market public offering by the Company) within sixty (60) days of the date of the Purchase Agreement (the “Financing Period”), the Conversion Price shall be 110% of the per-share purchase price of the Common Stock in such public financing transaction (such adjustment to the Conversion Price, the “Conversion Price Adjustment”); provided further, however, that if multiple public financings involving an issuance of the Company’s Common Stock occur within Financing Period, the Conversion Price Adjustment shall only occur upon the consummation of the first such financing and upon no subsequent financings.

(c)Mechanics of Conversion.

(i)Delivery of Shares Upon Conversion. The Holder may elect at any time after obtaining Shareholder Approval and while the Outstanding Balance remains outstanding to convert the Outstanding Balance in full into shares of Common Stock by providing written notice (the “Conversion Notice”) to the Company together with the delivery of this Note to the Company at its address as required pursuant to Section 6(b). Any conversion of this Note pursuant to Section 2(a) shall be deemed to have been made immediately as of the close of business on the Conversion Date. Not later than three (3) Business Days after Conversion  Date (the “Share Delivery Date”), the Company shall (1) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of Conversion Shares to which the Holder shall be entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, upon the request of the Holder, issue in book entry form the Conversion Shares, registered in the name of the Holder or his designee, for the number of Conversion Shares to which the Holder shall be entitled pursuant to such conversion under this Section 2(c), which shares shall bear a restrictive legend until they are eligible to be sold under Rule 144 without the need for current public information and the Company has received an opinion of counsel to such effect reasonably acceptable to the Company (which opinion the Company will be responsible for obtaining at its own cost), shall be free of restrictive legends and trading restrictions. Notwithstanding anything contained herein to the contrary, this Note shall not be converted unless and until the Holder elects to convert this Note, in whole or in part, pursuant to Section 2(a).

Any certificates representing shares of Common Stock issued pursuant to this Section 2 shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.

(ii)Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. In lieu of any fractional share to which Holder would otherwise be entitled, the Company will pay to Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share.

(iii)Transfer Taxes and Expenses. The issuance of shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Conversion Notice and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(iv)Release. Upon full conversion of this Note and the payment of the amounts specified in paragraph (c) above, the Company shall be forever released from all its obligations and liabilities under this Note.

Section 3. Maturity

Unless this Note has been converted in accordance with the terms of Section 2 above on or prior to the first anniversary of the Original Issue Date (the “Maturity Date”), then upon the Maturity Date, the entire outstanding Principal Balance and all accrued interest of this Note shall become fully due and payable at the request of Holder.

Section 4. Certain Adjustments.

(a) If the Company at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by any reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(b) Upon the occurrence of each adjustment or readjustment of the Conversion Rate as a result of the events described in this Section 4, the Company, at its expense, shall compute such adjustment or readjustment and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Failure to give such notice or any defect therein shall not affect the legality or validity of the subject adjustment.

Section 5. Events of Default.

(a) The Company must notify the Holder within one (1) Business Day after it has become aware of an Event of Default.  If there shall be any Event of Default hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company (which declaration and notice shall not be required in the case of an Event of Default under this Section 5(b)), this Note shall accelerate and the Outstanding Balance shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

(i)	The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;
(ii)	There is a Bankruptcy Event.

(b) If any Event of Default occurs, the outstanding principal amount of this Note and all other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash. Upon the payment in full of such amounts, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable Law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 5(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Notwithstanding anything to the contrary contained in this Note, once the Shareholder Approval is received, Holder shall not have any right to accelerate payment and the Note shall be automatically converted.

Section 6.Miscellaneous.

(a)No Rights as Stockholder Until Conversion. This Note does not entitle the Holder to any voting rights, or other rights as a stockholder of the Company prior to the conversion hereof other than as explicitly set forth in Section 4.

(b)Notices. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted next business day delivery, as follows:

If to the Company:	NightHawk Biosciences, Inc.

627 Davis Drive, Suite 300

Morrisville, NC 27560

Attention: William Ostrander, CFO
E-mail: wostrander@nighthwkbio.com

with a copy to:

Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Leslie Marlow, Esq.

Telephone No.: (212) 885-5358

E-mail: Leslie.Marlow@BlankRome.com

If to Holder:	Address on signature page

627 Davis Drive, Suite 300

Morrisville, North Carolina

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted to, or from, as the case may be, the date of delivery.

(c)Absolute Obligation; Ranking. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and accrued interest on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

(d)Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.  The applicant for a new Note under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of the new Note.

(e)Exclusive Jurisdiction; Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All Actions arising out of or relating to this Note shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware and the appellate court(s) therefrom).  The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or in the event, but only in the event, that if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware and the appellate court(s) therefrom) for the purpose of any Action arising out of or relating to this Note or the transactions brought by any party hereto, (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Note may not be enforced in or by the above-named courts, and (c) agree that such party will not bring any Action arising out of or relating to this Note in any court other than the Court of Chancery of the State of Delaware (or in the event, but only in the event, that if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware and the appellate court(s) therefrom). Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6(b) shall be deemed effective service of process on such party. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable Law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

(f)Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

(g)Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, as long as the essential terms and conditions of this Note for each party remain valid, binding, and enforceable.

(h)Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at Law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at Law for any such breach would be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

(i)Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(j)Authorized Shares. The Company covenants that, subject to and following its receipt of Shareholder Approval, during the period the Note is outstanding it will reserve from its authorized and unissued Common Stock, free of preemptive rights, a sufficient number of shares equal to the number of shares of Common Stock issuable upon conversion of this Note. The Company will take all such commercially reasonable action as may be necessary to assure that the Conversion Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the NYSE American or any other trading market upon which the Common Stock may be listed.  The Company covenants that all Conversion Shares will, upon exercise of the purchase rights represented by this Note, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of  this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Note against impairment.  Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any shares of Common Stock issuable upon conversion of this Note above the amount payable therefor upon such exercise immediately prior to such increase in par value; (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock issuable upon conversion of this Note upon the conversion of this Note; and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Note.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

NIGHTHAWK BIOSCIENCES, INC.
By: /s/ William Ostrander Name: William Ostrander Title: Chief Financial Officer

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Convertible Promissory Note issued by NightHawk Biosciences, Inc., a Delaware corporation (the “Company”) on January 26, 2024, into shares of common stock (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

The undersigned agrees to comply with applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Date to Effect Conversion:

Amount of Note to be Converted:

Number of shares of Common Stock to be issued:

Signature:

Name:

Schedule 1

CONVERSION SCHEDULE

The Convertible Promissory Note issued on January 26, 2024 in the original principal amount of $2,250,000 by NightHawk Biosciences, Inc., a Delaware corporation. This Conversion Schedule reflects conversions made under Section 2 of the above referenced Note.

Date of Conversion (or for first entry, Original Issue Date)	Amount of Converted Principal	Aggregate Amount Remaining Subsequent to Conversion	Applicable Conversion Price	Company Attest

Dated: